Exhibit 99.1

News Release

For Immediate Release
Novelis Reports Strong Net Income for Third Fiscal Quarter
Despite Seasonally Lower Volumes
•	Net income of $68 million

•	Adjusted EBITDA increased 55 percent to $199 million YoY

•	Liquidity increased 60 percent to $634 million YoY

•	Free cash flow increased by $110 million to $124 million YoY
ATLANTA, Feb. 16, 2010 — Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $68 million for the third quarter of fiscal 2010, a significant increase when compared to the net loss of $1.8 billion reported for the same period a year ago. The prior year results include non-cash, pre-tax impairment charges of $1.5 billion and $463 million of unrealized losses on derivatives.
Net income of $68 million for the third quarter compares to net income of $195 million for the previous quarter. It is important to note that third quarter results benefitted from $62 million of unrealized gains on derivatives compared to $254 million of unrealized gains on derivatives in the second quarter of fiscal 2010. Pre-tax earnings of $129 million were 57 percent below the $301 million in pre-tax earnings recorded for the second quarter of fiscal 2010. Excluding the benefits of unrealized gains on derivatives, on a quarter-over-quarter basis, pre-tax income increased 43 percent.
“I am very pleased with Novelis’ results for the third quarter, which represents the best third quarter in our history in terms of adjusted EBITDA and free cash flow,” said Phil Martens, Novelis President and COO. “This quarter also represents the first time since the economic downturn that shipments increased year-over-year, reflecting strengthening market fundamentals.”
“This performance is largely a result of cost elimination, restructuring initiatives and efficiency improvements the Company began in early 2009. Through these initiatives, we projected to realize annualized cost savings of $140 million by second quarter of fiscal 2011. We now believe we will meet this target ahead of schedule and we expect the majority of these savings to be sustainable going forward,” said Martens. “As part of our focus to continually improve our business model, we are relocating our North American headquarters to our global headquarters in Atlanta, by year-end. This will better align the organization, allow us to realize synergies and increase efficiency.”
Shipments of aluminum rolled products totaled 649 kilotonnes for the quarter, a 3 percent increase compared to shipments of 632 kilotonnes in the third quarter of 2009, driven primarily by strong demand in Asia. Shipments decreased 6 percent in the quarter from shipments of 693 kilotonnes in the second quarter, primarily due to seasonality in most of the Company’s regions.
Net sales for the third quarter reached $2.1 billion, a decrease of 3 percent compared to the $2.2 billion reported in the same period a year ago, a result of lower aluminum prices partially offset by higher shipped volumes. On a quarter-over-quarter basis, net sales for this year’s third quarter were 3 percent lower, driven by a modest decrease in demand.
Pre-tax earnings of $129 million for the third quarter compares to a pre-tax loss of $2.0 billion posted for the same period a year ago. The prior year was impacted by the previously mentioned impairment charges totaling $1.5 billion and $463 million of unrealized losses on derivatives.
Adjusted EBITDA for the third quarter grew to $199 million, representing a 55 percent increase from adjusted EBITDA of $128 million posted for the same period a year ago and essentially flat compared to the second quarter of fiscal 2010. This is primarily due to the Company’s focus on cost reductions and restructuring initiatives.

	Three Months Ended
(in $M)	12/31/2009	9/30/2009	12/31/2008
EBITDA	$264	$434	$(1,868)
Unrealized gain (loss ) on derivatives	62	254	(463)
Goodwill Impairment	—	—	(1,340)
Proportional consolidation	2	(17)	(174)
Restructuring (charges), net	(1)	(3)	(15)
Other costs, net	2	—	(4)

Adjusted EBITDA	199	200	128
The Company’s results are impacted by unrealized gains and losses on derivatives on a quarterly basis. It uses these derivatives primarily to hedge exposures to fluctuations in aluminum prices related to customer fixed-price contracts as well as fluctuations in other commodities and currencies. While fluctuations occur on a quarterly basis, over time, most of the impact of unrealized derivatives will be offset by the realization of the physical underlying commodity hedged.
Steve Fisher, Chief Financial Officer for Novelis, pointed to the progress the Company has made in improving its liquidity position. “We have made significant progress in solidifying our liquidity since our low point of $346 million on January 31, 2009. Since then, we have increased our liquidity position by $288 million to $634 million,” said Fisher. “We did this through solid working capital management, realizing the benefits from our cost elimination initiatives and through the proceeds of the $185 million offering of Senior Unsecured Notes in August.”
“As of January 1, 2010, we are no longer subject to metal price ceilings in any of our contracts. This is a significant milestone, and when combined with continued strong operating performance, will help drive stronger cash flow generation,” said Fisher.

(in $M)	12/31/2009	9/30/2009	12/31/2008
Cash and cash equivalents	$252	$246	$176
Overdrafts	(13)	(11)	(22)
Gross availability under the ABL facility	475	400	323
Borrowing availability limitation due to fixed charge coverage ratio	(80)	(80)	(80)
Total Estimated Liquidity	$634	$555	$397
Liquidity improved to $634 million at the end of the third quarter of fiscal 2010, representing an increase of $237 million, or 60 percent, from $397 million in liquidity reported at the end of the third quarter of fiscal 2009. When compared to the second quarter, third quarter liquidity improved by 14 percent.
Third quarter free cash flow was $124 million, an increase of $110 million compared to the same period in the previous year and $126 million compared to the second quarter of fiscal 2010.
Business Outlook
Despite a tepid market recovery, the Company expects its results to continue to strengthen across all geographic regions, primarily driven by its competitive position, price increases and continued cost management initiatives.
Quarterly Report on Form 10-Q
The results described in this press release have been reported in detail on the Company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through December 31, 2009. The Novelis Form 10-Q and other SEC filings are available for review on the Company’s website at www.novelis.com.
Third Quarter Earnings Conference Call
Novelis will discuss its third quarter results via a live webcast and conference call for investors at 10:00 a.m. EST on Tuesday, February 16, 2010. Participants may access the webcast at https://cc.callinfo.com/r/1wi1p9tpd894j. To join by telephone, dial toll-free in North America at 800 926 4425 or international toll line +1 212 231 2901. Access information may also be found at www.novelis.com.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has approximately 12,000 employees and reported revenue of $10.2 billion in fiscal year 2009. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, South America, Europe and Asia. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship Company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include, among other matters, the positive outlook for our business, improvement in our financial performance, the impact of operational efficiency initiatives, the projected growth in demand for aluminum rolled products, and the positioning of the company to take advantage of such growth in demand for aluminum rolled products. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in global economic conditions, the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Rio Tinto Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; and the development of the most efficient tax structure for Novelis. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009 and in our Annual Report on Form 10-K for the year ended March 31, 2009 are specifically incorporated by reference into this news release.
###

Media Contact:	Investor Contact:
Brenda Pulley	Isabel Janci
+1 404 814 4266	+1 404 814 4730
brenda.pulley@novelis.com	isabel.janci@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In millions)

	Three Months		Nine Months
	Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$2,112	$2,176	$6,253	$8,238

Cost of goods sold (exclusive of depreciation and amortization shown below)	1,788	2,023	5,049	7,645
Selling, general and administrative expenses	99	73	260	246
Depreciation and amortization	93	107	285	330
Research and development expenses	10	11	27	33
Interest expense and amortization of debt issuance costs	44	47	131	138
Interest income	(2)	(3)	(8)	(13)
(Gain) loss on change in fair value of derivative instruments, net	(40)	396	(192)	516
Impairment of goodwill	—	1,340	—	1,340
Restructuring charges, net	1	15	7	14
Equity in net (income) loss of non-consolidated affiliates	(8)	166	12	166
Other (income) expenses, net	(2)	20	(21)	53

	1,983	4,195	5,550	10,468

Income (loss) before income taxes	129	(2,019)	703	(2,230)
Income tax provision (benefit)	48	(196)	247	(329)

Net income (loss)	81	(1,823)	456	(1,901)
Net income (loss) attributable to noncontrolling interests	13	(9)	50	(7)

Net income (loss) attributable to our common shareholder	$68	$(1,814)	$406	$(1,894)

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except number of shares)

	December 31,	March 31,
	2009	2009
ASSETS
Current assets
Cash and cash equivalents	$252	$248
Accounts receivable (net of allowances of $4 and $2 as of December 31, 2009 and March 31, 2009, respectively)
— third parties	998	1,049
— related parties	11	25
Inventories	1,059	793
Prepaid expenses and other current assets	45	51
Fair value of derivative instruments	235	119
Deferred income tax assets	17	216

Total current assets	2,617	2,501
Property, plant and equipment, net	2,714	2,799
Goodwill	611	582
Intangible assets, net	768	787
Investment in and advances to non-consolidated affiliates	757	719
Fair value of derivative instruments, net of current portion	12	72
Deferred income tax assets	4	4
Other long-term assets
— third parties	96	80
— related parties	23	23

Total assets	$7,602	$7,567

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$149	$51
Short-term borrowings	61	264
Accounts payable
— third parties	818	725
— related parties	44	48
Fair value of derivative instruments	112	640
Accrued expenses and other current liabilities	425	516
Deferred income tax liabilities	39	—

Total current liabilities	1,648	2,244
Long-term debt, net of current portion
— third parties	2,493	2,417
— related parties	—	91
Deferred income tax liabilities	501	469
Accrued postretirement benefits	522	495
Other long-term liabilities	358	342

Total liabilities	5,522	6,058

Commitments and contingencies

Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 77,459,658 shares issued and outstanding as of December 31, 2009 and March 31, 2009	—	—
Additional paid-in capital	3,497	3,497
Accumulated deficit	(1,524)	(1,930)
Accumulated other comprehensive loss	(36)	(148)

Total Novelis shareholder’s equity	1,937	1,419
Noncontrolling interests	143	90

Total equity	2,080	1,509

Total liabilities and shareholder’s equity	$7,602	$7,567

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In millions)

	Nine Months Ended
	December 31,
	2009	2008
OPERATING ACTIVITIES
Net income (loss)	$456	$(1,901)
Adjustments to determine net cash provided by (used in) operating activities:
Depreciation and amortization	285	330
(Gain) loss on change in fair value of derivative instruments, net	(192)	516
Deferred income taxes	230	(400)
Write-off and amortization of fair value adjustments, net	(139)	(178)
Impairment of goodwill	—	1,340
Equity in net (income) loss of non-consolidated affiliates	12	166
Foreign exchange remeasurement of debt	(17)	21
Gain on reversal of accrued legal claim	(3)	(26)
Inventory reserves and adjustments	—	38
Other, net	8	4
Changes in assets and liabilities:
Accounts receivable	107	89
Inventories	(218)	98
Accounts payable	34	(439)
Other current assets	9	(25)
Other current liabilities	35	(45)
Other noncurrent assets	(16)	8
Other noncurrent liabilities	39	(10)

Net cash provided by (used in) operating activities	630	(414)

INVESTING ACTIVITIES
Capital expenditures	(74)	(107)
Proceeds from sales of assets	4	4
Changes to investment in and advances to non-consolidated affiliates	3	17
Proceeds from related party loans receivable, net	15	18
Net proceeds (outflow) from settlement of derivative instruments	(432)	160

Net cash provided by (used in) investing activities	(484)	92

FINANCING ACTIVITIES
Proceeds from issuance of debt, third parties	177	8
Proceeds from issuance of debt, related parties	4	—
Principal payments, third parties	(20)	(11)
Principal payments, related parties	(95)	—
Short-term borrowings, net	(211)	193
Dividends, noncontrolling interest	(13)	(5)
Debt issuance costs	(1)	—

Net cash provided by (used in) financing activities	(159)	185

Net decrease in cash and cash equivalents	(13)	(137)
Effect of exchange rate changes on cash balances held in foreign currencies	17	(13)
Cash and cash equivalents — beginning of period	248	326

Cash and cash equivalents — end of period	$252	$176

RECONCILIATION FROM NET INCOME (LOSS) ATTRIBUTABLE TO OUR COMMON SHAREHOLDER TO ADJUSTED EBITDA
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Three Months Ended
(in millions)	December 31, 2009	September 30, 2009	December 31, 2008
Net income (loss) attributable to our common shareholder	$68	$195	$(1,814)
Noncontrolling interests	(13)	(19)	9
Income tax (provision) benefit	(48)	(87)	196
Interest, net	(42)	(41)	(44)
Depreciation and amortization	(93)	(92)	(107)

EBITDA	264	434	(1,868)

Unrealized gain (loss) on derivatives	62	254	(463)
Goodwill impairment	—	—	(1,340)
Proportional consolidation	2	(17)	(174)
Restructuring charges, net	(1)	(3)	(15)
Others costs, net	2	—	(4)

Adjusted EBITDA	$199	$200	$128

The following table shows the Free cash flow for each of the nine months ended December 31, 2009 and 2008, the change between periods as well as the ending balances of cash and cash equivalents (in millions).

	Nine Months Ended
	December 31,
	2009	2008	Change
Net cash provided by (used in) operating activities	$630	$(414)	$1,044
Net cash provided by (used in) investing activities	(484)	92	(576)
Less: Proceeds from sales of assets	(4)	(4)	—

Free cash flow	$142	$(326)	$468

Ending cash and cash equivalents	$252	$176	$76

The following table shows the Free cash flow for each of the three months ended June 30, 2009 and the six months ended September 30, 2009 as well as the ending balances of cash and cash equivalents (in millions):

		Three
	Six Months	Months
	Ended	Ended June
	September 30	30,
	2009	2009
Net cash provided by (used in) operating activities	$451	$256
Net cash used in investing activities	(429)	(233)
Less: Proceeds from sales of assets	(4)	(3)

Free cash flow	$18	$20

Ending cash and cash equivalents	$246	$237